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                                                                    EXHIBIT 99.1


[DRESSER LOGO]

                           [DRESSER, INC. LETTERHEAD]



FOR IMMEDIATE RELEASE


                 DRESSER, INC. MODIFIES ITS CORPORATE STRUCTURE

DALLAS, TEXAS (Wednesday, July 3, 2002) -- Dresser, Inc. (the "Company") announced that it has modified its corporate structure by forming a Delaware holding company and two Bermuda holding companies. The transaction was completed today.

The Company is now wholly owned by Dresser Holdings, Inc., a Delaware corporation. Dresser Holdings, Ltd., a Bermuda corporation, is the 100% holder of Dresser Holdings, Inc., and Dresser, Ltd., a Bermuda corporation, is the 100% holder of Dresser Holdings, Ltd. The former direct shareholders of the Company collectively hold all of the shares of Dresser, Ltd. in proportion to their prior direct ownership interests in the Company.

The corporate structure modifications required the consent of the lenders under the Company's senior credit agreement, which was obtained prior to the completion of the transaction.

Headquartered in Dallas, Texas, Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement, and power systems segments of the energy industry. Dresser has a widely distributed global presence, with over 8,500 employees and a sales presence in over 100 countries worldwide. The company's website can be accessed at www.dresser.com.


SAFE HARBOR STATEMENT:

In addition to the historical data contained herein, this document includes forward-looking statements regarding the future revenues and earnings of the Company, as well as expectations regarding backlog, orders and capital expenditures, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, not under the control of the Company, which can affect the Company's results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company's products; the size and timing of orders; changes in the price and demand for oil and natural gas in both domestic and international markets; conditions in the general manufacturing economy; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and natural gas prices as well as demand for energy directly affect some customers' spending levels and their related purchases of many of the Company's products and services.

Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company's future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.


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COMPANY CONTACT:                            MEDIA CONTACT:

  STEWART YEE                                 DON KING
  DIRECTOR OF CORPORATE COMMUNICATIONS        BATES CHURCHILL INVESTOR RELATIONS
  (972) 361-9933                              (713) 267-7280
  stewart.yee@dresser.com                     dking@batesww.com